Exhibit 99.1

HyperFeed and Exegy Announce Change in Transaction Structure

Chicago, IL — August 28, 2006 — HyperFeed Technologies, Inc. (OTCBB: HYPR.OB) announced today that it has entered into a contribution agreement by and among HyperFeed, Exegy Incorporated, and PICO Holdings, Inc., HyperFeed’s majority shareholder, under which PICO will contribute all of the outstanding shares of HyperFeed’s common stock owned by PICO at the closing of the transaction to Exegy in exchange for shares of Exegy preferred stock.  The merger agreement entered into by HyperFeed and Exegy in June 2006 has been terminated.

Under the terms of the contribution agreement, PICO will convert all outstanding principal and accrued but unpaid interest under the $10 million Secured Convertible Promissory Note with HyperFeed into shares of HyperFeed common stock pursuant to the terms of the Note and the Note will be cancelled and terminated.  The closing of the transaction, which is subject to customary conditions, is expected to occur on or about September 8, 2006.  Exegy will then take HyperFeed private by completing a short form merger pursuant to applicable law, which will result in all the minority shareholders receiving cash for their shares.  HyperFeed will withdraw and not pursue the previously announced 1 for 1000 reverse stock split.

Also, PICO and stockholders of Exegy will contribute a combined $10 million in cash equity to Exegy. Each of PICO and the stockholders of Exegy will contribute $3 million in cash at closing date and have agreed to contribute an additional $2 million in cash in connection with the HyperFeed going private transaction.

“This transaction is a powerful combination for our current and future customers,” says Paul Pluschkell, President and CEO of HyperFeed and post transaction, CEO of Exegy. “Our early release program of our brand new Exelerate TP appliance begins this September.  The need for low latency market data and trade execution is the lifeblood of financial markets.  To maximize profit, it’s not sufficient just to be fast; you have to be first.  Our new 3U appliance processes over one million messages per second while measuring end-to-end latency at less than 150 microseconds.  “Put simply, we believe that this is must have technology for any firm using computers to make real-time trading decisions,” added Pluschkell.

 “This combination is beneficial to both companies and to our clients,” adds James V. O’Donnell, CEO of Exegy and future Chairman of the new company. “We are confident that our technology will give our clients a tremendous advantage due to our revolutionary throughput and processing speeds.”

Combination of Technologies
HyperFeed and Exegy will combine both experience and innovation. With more than 25 years in the financial market space, HyperFeed’s experience enables firms to gain direct access to a wide range of market data, data distribution and benchmarking tools.

Exegy offers technological innovation with a reconfigurable hardware platform that processes feed data at the hardware level, taking the burden off the software and central processor. The merged company enables a combination of technologies that accelerate both analysis and data throughput.

About HyperFeed
HyperFeed brings to Exegy the delivery of its Exchange Grade Technology from the data source to the desktop through its High Performance Center, a global, highly-distributed, fully-managed financial content distribution utility that is open to direct exchange feeds, consolidated feeds and third party market data providers - all delivered with ultra-low latency. HyperFeed’s products and services are designed to be open - open to all sources of data, open to customers who require technical access to customize code and applications, and open to the financial community to share and create new standards for trading technology. This inherent flexibility helps to reduce overall cost, and gives trading professionals, exchanges, and market data providers the power to create and deploy fast, flexible, and smart utilities to power their businesses and reach their customers.

About Exegy
Exegy offers technological innovation through a revolutionary new compute platform that processes data through reconfigurable hardware. Exegy appliances search, transform, filter and analyze massive data stores and high-volume real-time data feeds at speeds not seen before. Exegy delivers solutions that allow customers to do more, faster.

Safe Harbor Statement
Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties. Stockholders are subject to the risks and uncertainties described in HyperFeed’s filings with the U.S. Securities and Exchange Commission, including HyperFeed’s Annual Report on Form 10-K for the year ended December 31, 2005. In addition, stockholders and others are directed to www.sec.gov for a complete list of filed documents, including the Schedule 14C and Schedule 13E-3 each filed on June 14, 2006 with respect to HyperFeed’s reverse stock split.

HyperFeed Contact:

Molly Herald

HyperFeed Technology, Inc.

1.312.913.2800

mherald@hyperfeed.com

Exegy Contact:

Callaway Zuccarello

Callaway & Company

1.314.862.4300

callaway@callawayandco.com